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[BARGO ENERGY COMPANY LOGO]


FOR IMMEDIATE RELEASE                   Contact: Jonathan M. Clarkson, President
  November 17, 2000                                  713-236-9792


BARGO ENERGY COMPANY SELLS CALIFORNIA AND OTHER NON-STRATEGIC ASSETS


HOUSTON, TEXAS - Bargo Energy Company (OTC Bulletin Board: BARG) announced today that it has entered into a purchase and sale agreement to sell its California properties located in Kern County, California to an undisclosed buyer. The effective date of the sale is December 1, 2000 with closing to occur no later than January 15, 2001.

In addition, since August 1, 2000 the Company has sold various non-strategic assets in the Permian Basin, East Texas and Kansas. Proceeds from these sales and the sale of the California assets is expected to generate approximately $65 million, prior to closing adjustments, which will be used to paydown bank debt. The Company is continuing to evaluate various strategic options as to the remainder of its oil and gas property portfolio.

Bargo Energy Company is a domestic oil and gas production, exploitation and acquisition firm headquartered in Houston, Texas.

This Press Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this Press Release, including statements regarding the Company's estimated reserve quantities, business strategy, plans and objectives of management of the Company for future operations and budget estimates, are forward-looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") include volatility of oil and gas prices, the markets for oil and gas, environmental regulations, the substantial capital requirements associated with oil and gas operations and other factors are set forth in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-KSB for its 1999 fiscal year. All subsequent written and oral forward-looking statements attributable in the Company or persons acting on its behalf are expressly qualified by the Cautionary Statements.